SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2009

Genio Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-28459	22-3360133
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

400 Garden City Plaza, Garden City, NY 11530	11530
(Address of principal executive offices)	(Zip Code)

516-873-2000
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On June 21, 2009, Genio Group, Inc. (the “Company”) executed an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, Millennium Prime, Inc., a Nevada corporation (“Millennium Prime”), and the shareholders of Millennium Prime.  The Purchase Agreement provides for the acquisition of certain assets of Millennium Prime whereby such assets will be exchanged for: (i) an aggregate of One Million (1,000,000) restricted shares of the Company Series A Preferred Stock, 1.00 par value per share (the “Series A Preferred Stock”); and (ii) an aggregate of Nine Million (9,000,000) restricted shares of the Company common stock, 0.0001 par value per share.  Pursuant to the Purchase Agreement, each share of the Company’s Series A Preferred Stock shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company issued and outstanding at the time of such vote multiplied by 2.33334; divided by (ii) the total number of Series A Preferred Stock of the Company issued and outstanding at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. In addition, each share of the Company’s Series A Preferred Stock shall automatically be converted into 1 share of common stock of the Company at any time at the option of the holder.

The Purchase Agreement contemplates that, in connection with the closing thereof, each of the current officers and directors of the Company shall resign. Immediately thereafter John Marchese shall be appointed to the board of directors, President and Chief Executive Officer of the Company.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and Millennium Prime, including, among others, a covenants by each of the Company and Millennium Prime to maintain and keep its property in good condition, to perform under its agreements and to not enter into material agreements, issue shares, declare dividends, transfer assets or take other material actions without the consent of the other parties. The consummation of the transactions contemplated by the Purchase Agreement is conditioned upon, among other items, the approval of the shareholders of the Company, a reverse stock split of the common stock of the Company in an amount of two thousand (2000) shares for one (1) share; and the filing of a certificate of designation with respect to the rights and preferences of the Series A Preferred Stock.

The transactions contemplated by the Purchase Agreement have been approved by unanimous vote of the Board of Directors of the Company, the Board of Directors of Millennium Prime and the shareholders of Millennium Prime.

The anticipated closing date of the transactions contemplated by the Purchase Agreement is July 15, 2009

(d)  EXHIBITS

Exhibit No.	Description
2.1*	Asset Purchase Agreement dated June 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genio Group, Inc.
(Registrant)

Date: June 25, 2009	/s/ Steven A. Horowitz

Chief Executive and Financial Officer (principal executive and accounting officer)